                                                                    EXHIBIT 12.1
                             AMKOR TECHNOLOGY, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        (IN THOUSANDS EXCEPT RATIO DATA)

                                                                                                         THREE MONTHS
                                                            YEAR ENDED DECEMBER 31,                          ENDED
                                          -------------------------------------------------------------    MARCH 31,
                                             1997          1998        1999        2000         2001         2002
                                          ----------    ---------   ---------   ---------    ----------  ------------
Earnings
   Income (loss) before income taxes,
     equity in income  (loss) of
     investees and minority interest ...   $  61,006    $ 100,735   $ 105,288   $ 197,429    $(429,950)   $(109,918)
   Interest expense ....................      37,993       25,860      61,803     127,027      152,067       35,096
   Amortization of debt issuance costs .          --        1,217       3,466       7,013       22,321        2,057
   Interest portion of rent ............       2,236        2,584       3,481       4,567        7,282        1,325
   Less (earnings) loss of affiliates ..        (512)          --       2,622          --           --           --
                                           ---------    ---------   ---------   ---------    ---------    ---------
                                           $ 100,723    $ 130,396   $ 176,660   $ 336,036    $(248,280)   $ (71,440)
                                           =========    =========   =========   =========    =========    =========

Fixed Charges
   Interest expense ....................      37,993       25,860      61,803     127,027      152,067       35,096
   Amortization of debt issuance costs .          --        1,217       3,466       7,013       22,321        2,057
   Interest portion of rent ............       2,236        2,584       3,481       4,567        7,282        1,325
                                           ---------    ---------   ---------   ---------    ---------    ---------
                                           $  40,229    $  29,661   $  68,750   $ 138,607    $ 181,670    $  38,478
                                           =========    =========   =========   =========    =========    =========
Ratio of earnings to fixed charges .....        2.5x         4.4x        2.6x        2.4x          --x(1)       --x(1)
                                           =========    =========   =========   =========    =========    =========


(1) The ratio of earnings to fixed charges was less than 1:1 for the three months ended March 31, 2002. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $109.9 million of earnings in the three months ended March 31, 2002. The ratio of earnings to fixed charges was less than 1:1 for the year ended December 31, 2001. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $430.0 million of earnings in the year ended December 31, 2001.

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